UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California  90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On September 13, 2012, our Board of Directors approved a $10 million increase to our discretionary stock repurchase program originally adopted in October 2008. Since the inception of the program through September 14, 2012, we repurchased an aggregate total of 2,026,610 shares of our common stock for a total cost of $9.1 million, of which 70,104 shares were repurchased for a cost of $0.4 million during the current fiscal quarter. As a result of the increase, as of September 14, 2012, the company will have $10.9 million available in stock repurchases under the program, subject to any limitations that may apply from time to time under our credit facility agreement dated December 14, 2010, as amended.

Under the approved stock repurchase program, the shares may be repurchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending on market conditions. We expect that the repurchase of our common stock under the program will be financed with existing working capital and amounts available under our existing credit facility. No limit was placed on the duration of the repurchase program. There is no guarantee as to the exact number of shares that we will repurchase. Subject to applicable securities laws, repurchases may be made at such times and in such amounts as our management deems appropriate. The program can also be discontinued at any time management feels additional purchases are not warranted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  September 19, 2012